Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
Registration Statements on Form S-8

Name	Registration Number	Date Filed

Fortive Corporation 2016 Stock Incentive Plan	333-212349	June 30, 2016
Fortive Corporation Retirement Savings Plan; Fortive Corporation Union Retirement Savings Plan	333-212348	June 30, 2016

Fortive Corporation Executive Deferred Incentive Plan	333-212350	June 30, 2016

of our report dated February 27, 2017, with respect to the consolidated and combined financial statements and schedule of Fortive Corporation and subsidiaries included in this Annual Report (Form 10-K) of Fortive Corporation and subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Seattle, Washington
February 27, 2017